EXHIBIT 99.1

News Release
Media Line: 410 470-7433 www.constellationenergypartners.com

Media Contact:	Lawrence McDonnell 410 470-7433
Investor Contacts:	Kevin Hadlock 410 783-3647 Tonya Cultice 410 783-3383

Constellation Energy Partners LLC Prices Initial Public Offering

BALTIMORE, Nov. 14, 2006 – Constellation Energy Partners LLC (NYSE Arca: CEP) today announced the pricing of its initial public offering of 4,500,000 of its common units representing Class B limited liability company interests at the top end of the range, $21.00 per common unit. Completion of the offering is expected to occur on Nov. 20, 2006. The company has granted the underwriters a 30-day option to purchase up to an additional 675,000 common units at the same price to cover over-allotments, if any.

Constellation Energy Partners LLC anticipates that the common units will begin trading on Wednesday, Nov. 15, 2006, on the NYSE Arca under the ticker symbol “CEP.”

Citigroup Global Markets Inc. and Lehman Brothers Inc. are acting as joint bookrunning managers and representatives of the underwriters. In addition, UBS Securities LLC, Wachovia Capital Markets, LLC and Scotia Capital (USA) Inc. are acting as co-managers for the offering.

Constellation Energy Partners LLC, (http://www.constellationenergypartners.com), is a limited liability company formed by Constellation Energy Group, Inc. (NYSE: CEG). It is focused on the acquisition, development and exploitation of oil and natural gas properties, as well as related midstream assets. Its assets consist primarily of producing and non-producing coalbed methane natural gas reserves located in the Robinson’s Bend Field in the Black Warrior Basin of Alabama.

A registration statement relating to these securities has been filed with and declared effective by the U.S. Securities Exchange Commission. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. Any offer or sale will be made only by means of the written prospectus forming a part of the effective registration statement. A copy of the final prospectus relating to the offering may be obtained when available from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, New York, 11220, Attention: Prospectus Department; phone: 718-765-6732; or Lehman Brothers Inc., c/o ADP Financial Services, IDS Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, New York 11717; fax: 631-254-7168, or e-mail: monica_castillo@adp.com or from any of the other underwriters.

Forward-Looking Statements

We make statements in this news release that are forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward looking statements. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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